EXHIBIT 10.1

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (the “Agreement”) is made effective as of the 1st day of November, 2022 (the “Effective Date”) by and between iCoreConnect, Inc., a Nevada corporation (“iCore”), on the one hand, and Sonoran Pacific Resources, LLP, an Arizona limited liability partnership (“SPR”) and Jerry Smith (“Smith”), on the other hand, each of which hereinafter may be referred to individually as a “Party,” and both of which hereinafter may be referred to collectively as the “Parties”.

RECITALS

A. iCore is engaged in the development, management, and sale of software applications intended to increase productivity and profitability for health care practices.

B. As of the Effective Date, and in part due to that certain Recapitalization Agreement dated as of November 1, 2016 (the “Recap Agreement”), SPR, and various affiliates of it or its principal Smith (collectively, the “SPR Shareholders”), own 14,401,887 shares of common stock in iCore, as more specifically set forth in the list attached hereto as Exhibit “A” (the “Shareholder List.”)

C. Beginning in, or around 2009, SPR and Smith (“Smith”) began making certain financial accommodations to iCore.

D. Ultimately, a series of disputes arose regarding the existence and amount of any debt owed by iCore to SPR or Smith.

E. At present, SPR and Smith assert that the following are owed by iCore:

1. A collateral fee in the amount of approximately $455,421.94 (the “Collateral Fee”) relating to certain financial accommodations provided to iCore in connection with a loan from Western Savings Bank;

2. Accrued and unpaid interest at the rate of 18% per annum (“AccruedI nterest”) on certain loan advances made by SPR to iCore totaling $220,000 between June 2017 and April 2018;

3. $23,625.14, and unpaid interest on such amount, relating to certain credit card accommodations provided by SPR to iCore between April and July 2018 (the “Chase Accommodations”); and

4. Attorneys’ fees incurred by SPR in the amount of approximately $58,125 (the “Attorney’s Fees,” and collectively with the Collateral Fee, the Accrued Interest, and the Chase accommodations, the “Financial Accommodations”).

F. SPR asserts that all of the Financial Accommodations are secured by a blanket lien on all of iCore’s assets (the “Security Interest”) pursuant to that certain Omnibus Agreement dated February 28, 2014 (the “Omnibus Agreement”), which liens were allegedly perfected through the filing or recording of one or more financing statements, fixture filings, or other documents, including that certain UCC-1 filed with the Nevada Secretary of State as Filing No. 2019034092-8 (the “Nevada UCC-1”).

G. iCore asserts that it has fully satisfied all of its obligations to SPR and Smith, and that nothing remains due from iCore in connection with the Financial Accommodations.

H. On August 18, 2021, SPR delivered to iCore a Notice of Disposition of Collateral, pursuant to which SPR gave notice of its intention to foreclose the Security Interest and conduct a foreclosure sale of iCore’s assets (the “Foreclosure Sale”) due to alleged defaults arising in connection with the Financial Accommodations.

I. On October 5, 2021, iCore filed its Verified Complaint for (a) Preliminary and Permanent Injunction; (b) Declaratory Relief; (c) Breach of Contract; and (d) Breach of the Covenant of Good Faith and Fair Dealing (the “Complaint”), thereby commencing the litigation presently pending before the Maricopa County Superior Court as Case No. CV2021-015646 (the “Litigation”).

J. At a hearing held on October 11, 2021, the Court presiding over the Litigation entered an order temporarily enjoining the Foreclosure Sale (the “TRO”).

K. As a condition of the TRO, iCore was required to, and did, post a cash bond in the amount of $200,000 (the “Cash Bond”), which presently remains on deposit with the Court.

L. On October 8, 2021, SPR filed its Verified Answer to Complaint and Counterclaim (the “Counterclaim”), which, among other things, asserted claims against iCore for breach of contract and unjust enrichment.

M. By agreement of the Parties, the TRO has been extended and the Foreclosure Sale has been continued.

N. On September 12, 2022, the Parties participated in a mediation and engaged in good faith and fruitful negotiations, and now wish to resolve all of the disputes existing between them on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

1. Acquisition or Redemption of Shares. On, or before, the sixtieth (60th) day following the Effective Date (the “Payment Date”), iCore shall redeem, and/or or iCore’s designee shall acquire, a total of Nine Million (9,000,000) shares of iCore’s common stock from the SPR Shareholders (the “Acquired Shares”) at the cost of eight cents ($.08) per share. The Acquired Shares shall include the 5,621,465 shares owned by the following SPR Shareholders, in the following amounts (the “Smith Related Shares”), as reflected in the Shareholder List:

a. Sonoran Pacific Resources – 4,087,279

b. JD Investments, Inc. – 112

c. Sonoran Pacific Foundation – 827,962

d. Family Life Ministries – 706,112

Any Acquired Shares remaining after acquisition of the Smith Related Shares, and any others discovered to be owned, directly or indirectly by Smith or any SPR Shareholder, shall be allocated, at SPR’s discretion, to shares owned by Ralph Broetje or John Lang.

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In addition to the Acquired Shares, iCore or its designee will have the option, but not the obligation, to acquire or redeem any or all of the other shares identified in the Shareholder List on the Payment Date, at the cost of eight cents ($.08) per share. iCore shall also have the option to extend the Payment Date by thirty (30) days by payment of $100,000 to SPR. If iCore elects to exercise this option and extend the Payment Date, the $100,000 paid to SPR in exchange for the extension of the Payment Date shall be credited against the purchase price for the Acquired Shares.

2. Affirmation of the Shareholder List. SPR represents that the Shareholder List accurately and comprehensively identifies the shares owned by all of the SPR Shareholders and their affiliates. To the extent the Shareholder List is subsequently determined to be inaccurate, the Parties will cooperate to re-identify the Acquired Shares with the objective of first designating as Acquired Shares any share owned or controlled, directly or indirectly, by SPR, Smith, or Smith’s family members, or any other SPR Shareholder.

3. Transfer of Shares and Funds Through Escrow. The transfer of all funds from iCore or its designees, and the transfer of all shares by the SPR Shareholders, called for hereunder shall be managed by a mutually acceptable escrow agent (the “Escrow Agent”) and in accordance with the Escrow Agreement attached hereto as Exhibit “B.” The costs of the Escrow Agent will be shared equally by iCore and SPR.

iCore cannot control the timing of the delivery of the Acquired Shares. As such, iCore and its designees shall have fulfilled their obligation to redeem or purchase the Acquired Shares by depositing with the Escrow Agent, on or before the Payment Deadline, at least the sum of

$620,000 (i.e., the total purchase price of the Acquired Shares, less funds from the Cash Bond described in Paragraph 5 below) for the purchase of the Acquired Shares and any other shares identified in the Shareholder List to be acquired. In the event that SPR is unable to timely deliver the Acquired Shares, and any other shares identified in the Shareholder List to be acquired, SPR will continue to take whatever actions are necessary to properly deliver such shares to the Escrow Agent, and the holders of such shares shall be paid, at the rate of $.08 (eight cents) per share, by the Escrow Agent as shares are delivered.

4. Surrender of Shares / Securities Matters. No later than ten (10) business days prior to the Payment Date, SPR shall deliver to the Escrow Agent all certificates representing all Acquired Shares and any other shares identified in the Shareholder List to be acquired. All certificates shall be properly endorsed in blank or accompanied by stock powers separate from certificates duly executed by the respective shareholder. If any certificates have been lost, stolen or destroyed, SPR shall obtain a notarized affidavit from the shareholder owning the shares attesting that such certificate has been lost, stolen or destroyed and SPR shall indemnify iCore against any claim that may be made with respect to such lost, stolen or destroyed certificate.

To the extent necessary, in addition to the foregoing, SPR shall take whatever other actions are necessary to legally and sufficiently deliver clear and unencumbered title to each Acquired Share, and any other shares identified in the Shareholder List to be acquired, to the Escrow Agent, as soon as possible but no later than ten (10) business days prior to the Payment Date. iCore shall, within five (5) business days of the deposit of the shares with the Escrow

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Agent commence whatever action is necessary to eliminate or modify any restrictions on the Acquired Shares, and any of the other shares identified in the Shareholder List to be acquired, so that such shares can be transferred in the manner provided in the Agreement. With respect to any of the shares identified in the Shareholder List that are not transferred to iCore or its designees hereunder, so long as iCore does not incur any expense in doing so, iCore will sign any document reasonably requested by, and otherwise cooperate with, the holders of such shares in the process necessary to remove any restrictions applicable to such shares so that they can be freely transferable to others, without violation of any otherwise applicable law or stock restriction. SPR hereby covenants and warrants that it can, and will, ensure that none of the shares identified in the Shareholder List are sold, or otherwise transferred or encumbered, unless and until iCore does not acquire them under the terms of the Agreement.

The Parties acknowledge that ancillary documentation or action may be required (e.g. by the implicated transfer agent) to eliminate share restrictions and transfer shares in the manner, and within the time periods, provided in this Agreement. iCore, on the one hand, and SPR and Smith, on behalf of themselves and the SPR Shareholders, on the other hand, agree that they will promptly sign whatever documents, and take whatever actions, are reasonably necessary to carry out the terms of this Agreement within the time periods provided herein. The Parties agree that neither they, nor their respective principals, will take any action, or fail to take any action, that will unreasonably delay or hinder the transfer of shares or the payments by the Escrow Agent called for under this Agreement.

5. Distribution of the Cash Bond. The Parties hereby agree that $100,000 of the Cash Bond shall be released to SPR upon full execution of this Agreement. This $100,000 shall serve as a non-refundable deposit and, assuming iCore performs its obligations under this Agreement, shall be credited toward the purchase price of the Acquired Shares. The remaining $100,000 of the Cash Bond shall be released to SPR on the Payment Date and shall serve as consideration for the release of all claims and liens and the dismissal of the Litigation. If iCore does not perform its obligations under this Agreement, this remaining $100,000 shall remain on deposit with the Court until the Court orders otherwise, and the Parties shall resume the Litigation without any prejudice to their respective claims or defenses. The Parties shall make whatever filings are necessary to distribute the Cash Bond in the manner provided herein, but understand that the precise timing of the release of funds from the Cash Bond will be dictated by the Court, and therefore no party shall be in default of this Agreement as a result of a delay in distribution of any portion of the Cash Bond.

6. Suspension and Subsequent Dismissal of the Litigation. Within five (5) business days of the Effective Date, the Parties shall take whatever actions, and make whatever filings are necessary, to completely suspend the litigation until the Payment Date, and extend any remaining deadlines to a date that is not less than 30 days after the Payment Date. Within five (5) business days of the Payment Date, conditioned upon iCore’s performance under this Agreement, the Parties shall dismiss the Litigation, with prejudice, with each Party to bear its own fees and costs.

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7. Release and Termination of All Liens. Within five (5) business days of the Payment Date, conditioned upon delivery to the Escrow Agent of at least $620,000 on, or before, the Payment Date, SPR shall terminate all UCC-1 financing statements filed against iCore, its predecessors, successors, and affiliates, and make any additional filings or recordings reasonably necessary to evidence the elimination of any and all liens or security interest asserted by SPR, Smith or their respective affiliates against iCore or its affiliates, including, but not limited to, filing a termination statement relating to the Nevada UCC-1 with the Nevada Secretary of State.

8. Resignation of J.D. Smith. Effective on the Payment Date, conditioned upon delivery to the Escrow Agent of at least $620,000 on, or before, the Payment Date, J.D. Smith shall immediately resign his position as a Director and Chairman of iCore’s Board of Directors.

9. Third Party Action. The Parties acknowledge that this Agreement requires that the SPR Shareholders transfer their shares in iCore and J.D. Smith resign his position(s) on iCore’s Board of Directors. Many of the SPR Shareholders, and J.D. Smith, are not party to this Agreement. SPR and Smith represent and warrant, however, that they can and will cause the SPR Shareholders and J.D. Smith to act in accordance with this Agreement. In the event that any SPR Shareholder or J.D. Smith shall not act in accordance with this Agreement, it shall be deemed a breach of this Agreement by SPR, which shall entitle iCore to pursue against SPR, as if it had breached this Agreement, any right or remedy available at law or in equity. Notwithstanding the foregoing and anything herein to the contrary, the Parties hereby agree and acknowledge that there are no third-party beneficiaries to this Agreement.

10. Release of Claims Against iCore. As of the Payment Date, conditioned only upon (a) delivery to the Escrow Agent of at least $620,000 on, or before, the Payment Date, and (b) SPR’s receipt of the $200,000 Cash Bond, in the manner described in Paragraph 5 above, SPR and Smith, and all those claiming through or on behalf of either of them, including, but not limited to, affiliates, subsidiaries, parents, companies, representatives, partners, attorneys, agents, predecessors and successors, in interest or otherwise, heirs and assigns, release, acquit, relieve, and forever discharge iCore and its representatives, affiliates, directors, officers, shareholders, attorneys, agents, predecessors, successors, and assigns, from any and all claims, rights, actions, complaints, demands, causes of action, obligations, promises, contracts, agreements, controversies, suits, debts, expenses, damages, attorneys’ fees, costs, and/or liabilities of any nature whatsoever, whether or not now known, suspected or claimed, matured or unmatured, existing or potential, fixed or contingent, including, but not limited to, any and all claims, debts, suits, and obligations arising out of, or related to iCore, the Financial Accommodations, the Omnibus Agreement, the Recap Agreement, the negotiation or performance of this Agreement, or the Acquired Shares, and any claims made, or that could have been made, in the Litigation. To be clear, any enforceable obligations of Robert McDermott, the chief executive officer of iCore, to Smith with respect to a separate loan by Smith to McDermott, is not released hereby.

11. Release of Claims Against SPR. As of the Payment Date, conditioned only upon performance of the obligations under this Agreement by SPR, the SPR Shareholders, and J.D. Smith, iCore and all those claiming through it or on its behalf, including, but not limited to, affiliates, subsidiaries, parents, companies, representatives, partners, attorneys, agents, predecessors and successors, in interest or otherwise, and assigns, release, acquit, relieve, and forever discharge SPR and Smith and their representatives, affiliates, directors, officers, attorneys, agents, heirs, successors, and assigns, from any and all claims, rights, actions, complaints, demands, causes of action, obligations, promises, contracts, agreements, controversies, suits, debts, expenses, damages, attorneys’ fees, costs, and/or liabilities of any nature whatsoever, whether or not now known, suspected or claimed, matured or unmatured, existing or potential, fixed or contingent, including, but not limited to, any and all claims, debts, suits, and obligations arising out of, or related to iCore, the Financial Accommodations, the Omnibus Agreement, the Recap Agreement, the negotiation or performance of this Agreement, or the Acquired Shares, including, and any claims made, or that could have been made, in the Litigation.

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12. Mutual Representations and Warranties. The Parties hereto hereby represent and warrant to each other as follows:

A. Each Party has received or had the opportunity to receive independent legal, financial, and tax advice from the professionals of its choice with respect to the advisability of entering into this Agreement and the releases provided for herein.

B. Except as expressly stated in this Agreement, no Party has made any statement or representation to the other Party regarding any fact, which statement or representation is relied upon by any Party in entering into this Agreement. In connection with the execution of this Agreement or the negotiating of the terms provided for herein, no Party to this Agreement has relied upon any statement, representation, or promise of any other Party not expressly contained herein.

C. This Agreement has been duly and validly authorized, executed, and delivered by the Parties, and no other action is required for the valid and binding execution, delivery, and performance of this Agreement by the Parties.

13. Full Authority. The individuals signing below represent and warrant to each other and the Parties that they have full power, authority, and legal right to execute this Agreement on behalf of the Party for which they are signing. Each Party represents to each other Party it has not executed this Agreement under any duress, undue pressure, or fraud, and that each Party is legally and equitably bound by the express terms, or representations, warranties, covenants, and conditions contained herein.

14. Modifications. This Agreement may not be amended, canceled, revoked, or otherwise modified except by written agreement subscribed by all of the Parties.

15. Severability. If any provision of this Agreement is held to be void, voidable, or unenforceable, then the remaining provisions remain in full force and effect.

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16. Notice. Any notice provided to the Parties in connection with this Agreement will be in writing sent via U.S. Mail and email to the following addresses:

iCore:

Robert McDermott President and CEO

529 E. Crown Road, Suite 250

Ocoee, FL 34761

and a copy to their counsel:

Wesley D. Ray

Sacks Tierney P.A.

4250 N. Drinkwater Blvd., 4th Floor

Scottsdale, AZ 85251-3693

SPR or Smith:

10632 N. Scottsdale Road, #B208

Scottsdale, AZ 85254

and a copy to its counsel:

Steven Oman

Provident Law

14646 N. Kierland Blvd., Ste. 230

Scottsdale, AZ 85254

17. Calculation of Time Periods. Unless otherwise specified, in computing any period of time or deadline described herein, the day of the act or event upon which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the State of Arizona, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. MST.

18. Governing Law. This Agreement shall be construed under and governed by the laws of the State of Arizona, without regard for its conflict of law principles.

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19. Attorneys’ Fees and Costs. In the event legal proceedings must be instituted to enforce this Agreement, the prevailing Party shall be entitled to recover from the other Party its attorneys’ fees and costs incurred in such proceedings.

20. Entire Agreement. This Agreement contains the entire agreement and understanding between the Parties and supersedes all prior negotiations, agreements and understandings, oral or written, concerning the matters covered by this Agreement.

21. Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed and delivered is an original, and all of which when executed constitute one and the same instrument. Any Party may deliver its signed counterpart of this Agreement to the other Party by facsimile or e-mail transmission and such delivery is deemed made upon receipt of such transmission by the other Party (with proof of facsimile or e-mail transmission) and shall have the same force and effect as a counterpart bearing an original signature.

22. Successors and Assigns. This Agreement shall in all respects bind and inure to the successors in interest and assigns of the Parties hereto.

SONORAN PACIFIC RESOURCES, LLP	iCORECONNECT, INC.,

/s/ JERRY SMITH	By	/s/ Robert McDermott
By JD Investments, Inc.
Its General Partner	Its:	CEO
By Jerry Smith		11/3/22
Its: President

JERRY SMITH
/s/ JERRY SMITH

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EXHIBIT A

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Shareholder	Shares
Sonoran Pacific Resources, LLP	4,087,279
JD Investments, Inc.	112
Sonoran Pacific Foundation	827,962
Family Life Educational Ministries	706,112
Ralph Broetje	1,222,222
John Lang	7,558,200
JD Smith

Total	14,401,887

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EXHIBIT B

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ESCROW AGREEMENT

THIS ESCROW AGREEMENT (“Escrow Agreement”) is made this 1st day of November, 2022, by and between SONORAN PACIFIC RESOURCES, LLP, an Arizona limited liability partnership (“SPR”), ICORECONNECT, INC., a Nevada corporation (“iCore”), and ARIZONA ESCROW & FINANCIAL CORPORATION (“Escrow Agent”).

RECITALS:

SRP,iCore, and Jerry Smith have entered into that certain Settlement Agreement, dated of even date herewith (the “Settlement Agreement”), pursuant to which, among other things, SRP and its affiliates will sell to iCore or its assignees, and iCore or its assignees shall acquire from SPR or its affiliates, at least 9,000,000, but up to 14,401,887 shares of iCore common stock (the “Shares”).

In order to secure the obligations of SPR and iCore under the Settlement Agreement, the Shares as well as the funds for the purchase of the Shares (the “Funds”) as more particularly defined below shall be delivered to the Escrow Agent for ultimate delivery to either SPR or iCore as described herein.

SPR and iCore acknowledge that (i) Escrow Agent is not a party to and has no duties or obligations under the Settlement Agreement, and (ii) Escrow Agent shall have no implied duties beyond the express duties set forth in this Escrow Agreement. This Escrow Agreement is executed in furtherance of the Settlement Agreement, however, and nothing herein is intended to, or shall, modify or eliminate any obligation that any party to the Settlement Agreement has thereunder. The Escrow Agent is empowered and directed to act in accordance with the terms of the Settlement Agreement, and any discrepancy between the terms of this Escrow Agreement and the Settlement Agreement shall be resolved in favor of the Settlement Agreement.

NOW, THEREFORE, the parties agree as follows:

1. It is agreed that Escrow Agent shall be and is hereby appointed Escrow Agent for the purpose of receiving and holding the Shares and Funds. Escrow Agent hereby accepts such appointment and, upon receipt by wire transfer of the Funds in accordance with Section 2, and the Shares in accordance with Section 3, agrees to hold and disburse the Funds and Shares in accordance with this Escrow Agreement.

2. Deposit of Funds. As soon as possible, but on or before the Funding Date (as hereinafter defined), iCore shall transfer, or cause to be transferred, by wire transfer of immediately available funds to an account designated by Escrow Agent, at least $620,000 but not more than $1,152,151 (the “Funds”) to be held by Escrow Agent for transfer to SPR or its affiliates in exchange for at least 9,000,000, but not more than 14,401,887, Shares at a purchase price of $0.08 per Share in accordance with the Settlement Agreement.

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3. Deposit of Shares. As soon as possible, but on or before the Funding Date, SPR shall deliver, or cause to be delivered, to Escrow Agent at least 9,000,000, but not more than 14,401,887 Shares, which shall include the Smith Related Shares, as defined in the Settlement Agreement, duly endorsed for sale by SPR or its affiliates, as applicable, to iCore or its assignees to be held by Escrow Agent for transfer to iCore or its assignees in exchange for a purchase price of $0.08 per Share in accordance with the Settlement Agreement.

4. Funding Date. The Funding Date shall be the date that all of the Funds and all of Shares have been delivered to Escrow Agent, which date shall be mutually agreed to by SPR and iCore, but not later than 60 days following the date hereof, unless extended in accordance with the following sentence. The Funding date may be extended upon request of iCore for up to an additional 30 days provided iCore delivers directly to SPR outside of escrow the sum of $100,000 on or before 60 days following the date hereof which sum shall be non-refundable and credited against the purchase price of the Shares to be purchased.

5. Closing. Provided the Funds and Shares have been timely delivered to the Escrow Agent, Escrow agent shall deliver to iCore or its assignees at least 9,000,000 (which shall include the Smith Related Shares, as defined in the Settlement Agreement), but not more than 14,401,887 Shares (the number in excess of 9,000,000 to be determined by iCore as instructed by iCore), and payment for said delivered Shares in the amount of $0.08 per Share to SPR or its affiliates as instructed by SPR. The closing of said transaction shall occur on the Funding Date, unless otherwise instructed by both SPR and iCore. Any Funds not paid to SPR shall be returned to iCore or its assignees as instructed by iCore.

6. Escrow Failure. In the event the closing does not occur by the Funding Date, all Funds held by Escrow Agent shall be returned by Escrow Agent to iCore or its assignees as instructed by iCore, and all Shares held by Escrow Agent shall be returned by Escrow Agent to SPR or its affiliates as instructed by SPR, and this Escrow Agreement shall terminate.

7. Compensation of Escrow Agent.

(a) Fees and Expenses. iCore and SPR agree, jointly and severally, to compensate Escrow Agent upon demand for its services hereunder in accordance with Schedule A attached hereto. Without limiting the joint and several nature of their obligations to Escrow Agent, iCore and SPR agree between themselves that each will be responsible to the other for one-half of Escrow Agent’s compensation. The obligations of iCore and SPR under this Section shall survive any termination of this Escrow Agreement and the resignation or removal of Escrow Agent.

(b) Disbursements from Escrow Funds to Pay Escrow Agent. Escrow Agent is authorized to, and may disburse to itself from the Escrow Funds, from time to time, the amount of any compensation and reimbursement of expenses due and payable hereunder (including any amount to which Escrow Agent is entitled to seek indemnification hereunder). Escrow Agent shall notify iCore and SPR of any such disbursement from the Escrow Funds to itself and shall furnish iCore and SPR copies of related invoices and other statements. Notwithstanding the disbursement from the escrowed Funds to Escrow Agent as provided herein, either SPR or iCore shall be responsible for its half of such expense in accordance with subsection (a) above if the Funds are paid or returned to the other.

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8. Escrow Agent shall be entitled to rely and act upon each notice, certificate, request, waiver, consent, receipt, directive or other paper or document believed by Escrow Agent to be genuine without independent investigation as to its authenticity or validity.

9. Subject to the terms, conditions and provisions of this Escrow Agreement, SPR or its affiliates shall retain, and have the sole power and authority to exercise, all of the rights and privileges of a holder of each escrowed Share, including, without limitation, the right to vote, and make any election with respect to each escrowed Share, unless and until such escrowed Share is delivered to iCore or its assignees pursuant to the terms and conditions contained in this Escrow Agreement. Notwithstanding the foregoing, SPR and its affiliates shall not be entitled to transfer the escrowed Shares or any interest therein for so long as the escrowed Shares remain subject to this Escrow Agreement.

10. Escrow Agent shall not be liable for any error of judgment or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, except its own gross negligence and willful misconduct. Escrow Agent shall have no duties to anyone or any party other than iCore and SPR, and with respect to iCore and SPR, Escrow Agent shall have only those duties and responsibilities set forth in this Escrow Agreement.

11. The Escrow Agent shall have the right to assume, in the absence of written notice to the contrary, that a fact or any event does not exist or has not occurred, without incurring liability for any action taken or omitted in good faith and in the exercise of its own best judgment, in reliance upon such assumption.

12. The Escrow Agent shall not be responsible for the sufficiency or accuracy of the form of, or the execution, validity, value or genuineness of, any document or property received, held or delivered by it hereunder, or of any signature or endorsement thereon, or for any lack of endorsement thereon, or for any description therein, nor shall the Escrow Agent be responsible or liable in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any of the Shares.

13. Tax Reporting. Escrow Agent shall have no responsibility for the tax consequences of this Escrow Agreement. iCore and SPR shall consult with independent counsel concerning any and all tax matters. iCore and SPR jointly and severally agree to (a) assume all obligations imposed now or hereafter by any applicable tax law or regulation with respect to payments or performance under this Escrow Agreement and (b) request and direct the Escrow Agent in writing with respect to withholding and other taxes, assessments or other governmental charges, and advise the Escrow Agent in writing with respect to any certifications and governmental reporting that may be required under any applicable laws or regulations. Except as otherwise agreed by Escrow Agent in writing, Escrow Agent has no tax reporting or withholding obligation.

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14. Escrow Agent may consult with legal counsel in the event of any dispute or question as to the construction of the foregoing instructions, or Escrow Agent’s duties thereunder, and Escrow Agent shall incur no liability and shall be entitled to rely and act in accordance with the opinion and instructions of such counsel.

15. The Escrow Agent shall be indemnified and held harmless, jointly and severally by iCore and SPR from and against any expenses, including legal fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim, or in connection with any claim or demand, which, in any way, directly or indirectly arises out of or relates to this Escrow Agreement, the services of the Escrow Agent hereunder, or the property held by it hereunder.

16. From time to time, on and after the date hereof, iCore and/or SPR shall deliver, or cause to be delivered, to the Escrow Agent such further documents and instruments and shall do any further acts, or cause such further acts to be done as the Escrow Agent shall reasonably request (it being understood that the Escrow Agent shall have no obligation to make any such request) to carry out more effectively the provisions and purposes of this Escrow Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

17. iCore and SPR may jointly at any time, mutually, terminate this Escrow Agreement and appoint a successor Escrow Agent in place of Escrow Agent. Escrow Agent may at any time, upon not less than ten (10) days prior written notice to the Parties, resign, in which event iCore and SPR may mutually appoint a successor Escrow Agent. In the event iCore and SPR fail to appoint a successor Escrow Agent upon the resignation of Escrow Agent and release Escrow Agent from its duties and obligations under this Escrow Agreement, Escrow Agent may, by application to, or commencement of an action with, a court of competent jurisdiction, apply for the appointment of a substitute Escrow Agent and the release of Escrow Agent of its duties and obligations hereunder.

18. Escrow Agent shall not be responsible for delays or failures in performance resulting from acts of God, strikes, lockouts, riots, acts of war or terror, epidemics, governmental regulations, fire, communication line failures, computer viruses, attacks or intrusions, power failures, earthquakes or any other circumstance beyond its control. Escrow Agent shall not be obligated to take any legal action in connection with the Funds, the Shares, this Escrow Agreement or the Settlement Agreement or to appear in, prosecute or defend any such legal action or to take any other action that in Escrow Agent’s sole judgment may expose it to potential expense or liability.

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19. If any portion of the Funds is at any time attached, garnished or levied upon, or otherwise subject to any writ, order, decree or process of any court, or in case disbursement of Funds is stayed or enjoined by any court order, Escrow Agent is authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders, decrees or process so entered or issued, including but not limited to those which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction; and if Escrow Agent relies upon or complies with any such writ, order, decree or process, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even if such order is reversed, modified, annulled, set aside or vacated.

20. This Escrow Agreement is entered into in the State of Arizona, and the provisions hereof shall be governed and construed according to the laws of the State of Arizona excluding its choice of law or conflict of law provisions.

21. This Escrow Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors, assigns, beneficiaries, heirs and representatives.

22. Modifications; Waiver. No waiver, modification, amendment, discharge or change of this Escrow Agreement shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge or change is sought.

23. No Third Party Rights. Nothing in this Escrow Agreement, express or implied, is intended to confer upon any persons other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Escrow Agreement

24. Notice. Any notice or demand to be given hereunder shall be given in writing and delivered in person, by courier service during days other than legal holidays; or by certified mail, postage prepaid, or by email, at the respective addresses set forth on the signature page below or to such other addresses as may from time to time be specified to the other Party in writing.

25. Counterparts. This Escrow Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[See next page for signatures.]

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IN WITNESS WHEREOF, the parties hereto have hereunto set their hands the day, month and year first above written.

SPR:			iCore:

SONORAN PACIFIC RESOURCES, LLP,			ICORECONNECT, INC., a Nevada corporation
an Arizona limited liability partnership
		By:	/s/ Robert McDermott
By:	JD Investments, Inc.		Robert McDermott
	an Arizona corporation General Partner		Chief Executive Officer

By:	/s/ Jerry D. Smith
Jerry D. Smith, President

Address for Notices:			Address for Notices:
529 E. Crown Point Rd.
10632 N Scottsdale Road, #208			Ocoee, FL 34761
Scottsdale, AZ 85254			Email:
Email: jsmith@spgaz.com

ESCROW AGENT:

ARIZONA ESCROW & FINANCIAL CORPORATION

By:

Its:

Address for Notices:

5353 N. 16th Street, Suite 110
Phoenix, AZ 85016
5117\025\Escrow Agreement (Final)

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